Exhibit 99.1

Press Release

Star Holdings Reports Second Quarter 2023 Results

NEW YORK, August 9, 2023

Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 with the Securities and Exchange Commission.

Net income (loss) attributable to common shareholders for the second quarter was ($90.0 million) and earnings (loss) per share was ($6.75). These results reflect a non-cash adjustment of ($76.3 million) which reduced earnings per share by ($5.73) with respect to our investment in approximately 13.5 million shares of SAFE based on a mark-to-market at quarter end.

During the quarter, the Company monetized $11.8 million of land and development assets consisting of 5 condo units at Asbury Ocean Club and 43 lots at Magnolia Green, and received a full repayment of one loan for approximately $6.8 million. The Company voluntarily repaid $25.0 million of its Margin Loan Facility to a principal balance of $115 million at quarter end.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended June 30, 2023 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com

realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com